As filed with the Securities and Exchange Commission on August 14, 2000
                   Registration No. 333-31962

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    REGISTRATION STATEMENT ON
            PRE-EFFECTIVE AMENDMENT NO. 5 TO FORM S-3
                              under
                   THE SECURITIES ACT OF 1933
                           BICO, INC.
     (Exact name of registrant as specified in its charter)

Pennsylvania                         3841                  25-1229323
(State or other jurisdiction(Primary Standard Industrial(I.R.S. Employer
  of incorporation or        Classification Code Number) Identification
       organization)                                            Number)

               2275 Swallow Hill Road, Bldg. 2500
          Pittsburgh, Pennsylvania  15220 (412) 429-0673
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
           ___________________________________________
             Fred E. Cooper, Chief Executive Officer
                           BICO, Inc.
 2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                         (412) 429-0673
    (Name, address, including zip code, and telephone number,
            including area code, of agent for service)
           ___________________________________________
                            Copy to:
                    M. Kathryn Sweeney, Esq.
                    Sweeney & Associates P.C.
        7300 Penn Avenue, Pittsburgh, Pennsylvania 15208
                         (412) 731-1000
      _____________________________________________________
Approximate date of commencement of proposed sale to the public:
As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                          CALCULATION OF REGISTRATION FEE

Title of Each           Amount to        Proposed     Proposed      Amount of
Class of                be               Maximum      Maximum       Registra-
Securities to be        Registered       Offering     Aggregate     tion Fee
Registered                               Price Per    Offering
                                         share        Price

Common Stock to be
offered by The
Registrant (1)          313,000,000(1)  $0.68 (2)    $212,840,000 $59,169.52

Common Stock issuable
upon the Conversion of
Preferred Stock,
Series F (3)             22,600,000(3)  $0.68 (2)    $ 15,368,000 $ 4,272.30

Common Stock issuable
upon the Conversion of
the outstanding Principal
amount and other amounts
Due under the Registrant's
4% Convertible Debentures
due 2001 (3)             39,400,000(3)  $0.68 (2)    $ 26,792,000 $ 7,448.18

Total Common Stock       375,000,000

Total Registration Fee                                            $70,890.00(4)

TOTAL OF SEPARATELY NUMBERED PAGES 35    EXHIBIT INDEX ON
SEQUENTIALLY NUMBERED PAGE 29

(1) Primary shares to be offered by the Registrant.
(2) Estimated SOLELY for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock of Registrant on the Electronic Bulletin Board on March 1, 2000.
(3) These shares were included in the initial filing of this registration statement on behalf of Selling Stockholders, and will be included in a separate registration statement to be filed on Form S-1.
(4) The filing fee was paid in connection with the Form S-3 filed
March 8, 2000.
                      _____________________





     Information contained herein is subject to completion or
amendment.  A registration statement    relating to these
securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
DATED August 14, 2000

                           PROSPECTUS

                       313,000,000 Shares

                           BICO, INC.
                          Common Stock

     In June 2000, we changed our name from Biocontrol
Technology, Inc. to BICO, Inc.

     This is an offering of shares of common stock of BICO, Inc.
We are offering 313,000,000 shares for sale directly, without an underwriter, at $.16 per share on a best efforts, no minimum basis. We may not be able to sell any of the stock.

     Our common stock trades on the electronic bulletin board under the trading symbol "BICO".

     We will use the money received from selling the 313,000,000 shares of stock we are offering when we receive it-this is a best efforts offering and no minimum number of shares must be sold before we can use the proceeds.

     OUR BUSINESS INVOLVES SIGNIFICANT RISKS.  YOU NEED TO REVIEW
THESE RISKS BEFORE YOU CONSIDER BUYING OUR COMMON STOCK.  THESE
RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON
PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. If anyone tells you otherwise, it's a criminal offense.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

  THIS PROSPECTUS ISN'T AN OFFER TO SELL OUR COMMON STOCK, AND WE
ARE NOT SOLICITING OFFERS TO BUY OUR COMMON STOCK IN ANY STATE
WHERE THE OFFER OR SALE IS NOT ALLOWED.

                         AUGUST 14, 2000

                      [INSIDE FRONT COVER]



                       PROSPECTUS SUMMARY

THE FOLLOWING SECTION IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE INFORMATION CONTAINED IN THE OTHER DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING OUR FINANCIAL INFORMATION. OUR BUSINESS INVOLVES SIGNIFICANT RISKS - READ MORE ABOUT THEM IN THE SECTION CAPTIONED RISK FACTORS WHICH BEGINS ON PAGE 6

ABOUT BICO

     BICO, Inc. was incorporated in the Commonwealth of
Pennsylvania in 1972 as Coratomic, Inc.   In June 2000 we changed
our corporate name from Biocontrol Technology, Inc. to BICO, Inc. Our operations are located at 625 Kolter Drive in Indiana, Pennsylvania, 15701, and our administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220.

     Our primary business is the development of new devices,
which include models of a    noninvasive glucose sensor,
procedures relating to the use of regional extracorporeal hyperthermia in the treatment of cancer, and environmental products, which help to clean up oil spills. Our noninvasive glucose sensor helps diabetics measure their glucose without pricking their fingers or having to draw blood. Regional extracorporeal hyperthermia is a system that re-circulates the patient's blood in a specific area of the body after the blood has been heated outside the body. The re-circulated blood's higher temperature helps treat certain diseases by inducing an artificial fever that kills targeted cells.

     We have several subsidiaries that specialize in those different projects. Diasensor.com, Inc. manages the noninvasive glucose sensor project. ViaCirQ, Inc. - which was formerly named IDT, Inc. - handles the hyperthermia project, a technology called the ThermoChem Systemr, that induces an artificial fever to help
treat diseases.    Petrol Rem, Inc. handles our environmental
products PRPr, BIO-SOKr and BIO-BOOM r that help clean up oil spills and other pollutants in water.

     In June 2000, we decided to create a new division to focus on our biomedical products. The new division will retain the name Biocontrol Technology, and will be headquartered at our Indiana, Pennsylvania location. David L. Purdy decided to resign his position as a director and chairman of the board in order to become the president and CEO of the new division so he can focus his full-time efforts and energy on the continued development and refinement of our noninvasive glucose sensor. Mr. Purdy will also remain the chairman of the board of Diasensor.com, Inc.

     None of our current projects are generating any significant revenue. We discontinued our functional electrical stimulator project, which had generated some revenue, when our primary buyer cancelled its contract with us. Although some Petrol Rem products are being sold, the revenues from those products have decreased over the last two years.

     Our amended annual report on Form 10-K/A, as well as our other SEC reports that are incorporated by reference, contain important information regarding our company and our operations - you need to read those reports before you decide whether to invest.

RISK FACTORS

     If you invest in our stock, you will be placing your money at a significant risk. Our projects are in the research and development phase, and none of our current products has produced any significant revenue to date. You should not invest money you are not prepared to lose - and you should carefully review the section captioned Risk Factors that begins on page 6 before you decide whether to invest in our stock.


THE OFFERING

Common stock we are offering                      313 million shares

Common stock outstanding after this
  offering, if all shares are sold                1.276 billion shares


Common stock outstanding if we also
  sell all of the 118,350,000 shares
  we are also registering for sale in
  a separate offering for selling stockholders    1.394 billion shares


Use of Proceeds                                   To fund our existing
                                                  projects, or to acquire
                                                  companies with revenues,
                                                  or short-term revenue-
                                                  generating potential.  As
                                                  of the date of this
                                                  filing, we have not
                                                  determined which
                                                  companies we may acquire,
                                                  and that decision will be
                                                  up to the discretion of
                                                  our board of directors.
                                                  We will also use proceeds
                                                  to fund our continuing
                                                  working capital
                                                  requirements, including
                                                  administrative expenses
                                                  and salaries.  Please
                                                  review the section
                                                  captioned Use of Proceeds
                                                  for more important
                                                  information.

 Our Trading Symbol                               BICO - we currently trade
                                                  on the electronic
                                                  bulletin board

The common stock outstanding after this offering, if all shares are sold, is based upon the number of shares we had outstanding as of June 30, 2000, which was 962,825,628. In addition to the 313 million shares in this prospectus, we have another prospectus to sell 118,350,000 shares on behalf of our selling stockholders who bought our convertible preferred stock and convertible debentures. If those selling stockholders convert all of their preferred stock and debentures, and we sell all of the 313 million shares from this best efforts offering, we will have approximately 1.394 billion shares outstanding.

The 1.276 billion and 1.394 billion shares do not include the 28,271,162 shares of our common stock that are subject to outstanding warrants. Those warrants have exercise prices ranging from $.06 to $4.03 per share and expiration dates through April 26, 2005. The weighted average exercise price of those warrants is $.30 per share.

SUMMARY FINANCIAL DATA

 FOR THE QUARTER ENDED MARCH 31, 2000  (UNAUDITED) AND THE YEAR
                     ENDED DECEMBER 31, 1999



                              3/31/2000                     12/31/99
        Total Assets         $24,203,821                  $15,685,836

        Long-Term
        Obligations          $ 1,306,241                  $ 1,338,387

        Working Capital      $ 2,382,342                  $ 4,592,935

        Preferred Stock      $ 3,418,259                  $   720,000

        Net Sales            $    18,998                  $   112,354

        TOTAL REVENUES       $   183,316                  $   165,251

        Warrant Extensions   $         0                  $ 4,669,483

        Benefit (Provision)
        for Income Taxes     $         0                  $         0

        Net Loss            ($ 9,131,546)                ($38,072,578)

        Net Loss Per
        Common Share
             Basic          ($.01)                       ($.05)
             Diluted        ($.01)                       ($.05)
        Cash Dividends Per
        Share:
             Preferred       $0                           $0
             Common          $0                           $0
        Constructive
        Dividend per         $1.73                        $0
        Preferred Share

                FOR THE YEARS ENDED DECEMBER 31st


                  1999       1998         1997          1996          1995
Total Assets  $15,685,836  $9,835,569   $12,981,300  $14,543,991  $ 9,074,669

Long-Term
Obligations   $ 1,338,387  $1,412,880   $ 2,697,099  $ 2,669,727  $   175,330

Working
Capital       $ 4,592,935 ($9,899,008)  $   888,082  $ 1,785,576  $ 3,188,246
(Deficit)

Preferred     $   720,000  $        0   $         0  $         0  $    37,900
Stock

Net Sales     $   112,354  $1,145,968   $ 1,155,907  $   597,592  $   461,257

TOTAL
REVENUES      $   165,251  $1,196,180   $ 1,260,157  $   600,249  $   461,257

Warrant
Extensions    $ 4,669,483  $        0   $ 4,046,875  $ 9,175,375  $12,523,220

Benefit
(Provision)   $         0  $        0   $         0  $         0  $         0
for Income
Taxes

Net Loss     ($38,072,578)($22,402,644)($30,433,177)($24,045,702)($29,420,345)

Net Loss
Per Common
Share

Basic        ($.05)       ($.08)       ($.43)       ($.57)       ($.84)

Diluted      ($.05)       ($.08)       ($.43)       ($.57)       ($.84)

Cash
Dividends
Per Share:

Preferred     $  0         $  0         $  0         $  0         $  0

Common        $  0         $  0         $  0         $  0         $  0

For more detailed information, you should review our Form 10-K/A for the year ended December 31, 1999, and our Form 10-Q for the quarter ended March 31, 2000, as well as our other filings, all of which are available at www.sec.gov or from us at the address listed in the section of this prospectus captioned "Other Important Documents You Should Review".


                          RISK FACTORS


     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THIS SECTION BEFORE MAKING THE DECISION TO INVEST IN OUR STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY CONSIDER IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY. AN INVESTMENT IN OUR STOCK IS A HIGH RISK INVESTMENT, AND YOU SHOULD BE PREPARED TO SUFFER A LOSS OF YOUR ENTIRE INVESTMENT.

     THIS PROSPECTUS AND THE DOCUMENTS WE INCORPORATED BY REFERENCE ALSO CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.


                  RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, WE EXPECT THAT LOSSES WILL CONTINUE
TO INCREASE FOR THE FORSEEABLE FUTURE - AT LEAST THE NEXT SEVERAL
YEARS - AND OUR INDEPENDENT ACCOUNTANTS HAVE EXPRESSED
SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING
CONCERN.

     We have lost money in every period since we started our current research and development projects - we had an accumulated deficit of $190.3 million as of March 31, 2000 and $181.2 million as of December 31, 1999. We plan to invest heavily to continue to develop our biomedical and environmental products and to set up manufacturing and marketing of those products. As a result, we expect to continue to lose money for the foreseeable future - at least for the next several years - and we expect that the losses will continue to increase. We cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. We have received a report from our independent accountants containing an explanatory paragraph stating that our historical losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

WE HAVE A LIMITED OPERATING HISTORY, NO SIGNIFICANT REVENUES AND
LIMITED EXPERIENCE IN MARKETING THAT MAKES AN EVALUATION OF OUR
BUSINESS DIFFICULT.

          Although we have been in business for years, we have not generated any material revenue in our recent history. The majority of our activities have been related to the research and development of products. Our current management team has limited experience in manufacturing and marketing biomedical and environmental products. Therefore, our historical financial information is of limited value in evaluating our future operating results.
          We discontinued our functional electrical stimulator project due to a loss of orders from our primary buyer. Because these products accounted for the majority of our sales revenues - almost $900,000 in 1997 and $1 million in 1998 - it was a significant loss that impacted our cash flows, liquidity and revenue.
     Our target markets - the health care and environmental markets - change rapidly, and we may not have the experience necessary to successfully market our products.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR
OPERATIONS AND THAT ADDITIONAL FINANCING MAY NOT BE AVAILABLE TO
US.

     Even if we sell all of the common stock we are offering in this prospectus - and we can't assure you that we will -it will not be enough to fund our operations until - and unless - we become profitable. We cannot quantify the specific amounts we will need, since the research and development process is subject to continuous change. However, we believe we have enough funds available to operate for at least a year. We will need to raise more capital to fund our operations and our research and development projects, and we may not be able to find financing when we need it. If that happens, we will not be able to continue operations long enough to bring our products to market, or to market them long enough to become profitable. Any additional equity financing - through sales of our securities - will cause our existing investors to experience additional dilution.


WE CANNOT BE SURE HOW LONG IT WILL TAKE TO BRING OUR PRODUCTS TO MARKET OR WHETHER THEY WILL EVER BECOME PROFITABLE. WE HAVE ALREADY INVESTED OVER $29 MILLION ON PROJECTS, OTHER THAN OUR NONINVASIVE GLUCOSE SENSOR, THAT STILL HAVEN'T GENERATED ANY REVENUE.

     Our biomedical products, specifically the noninvasive glucose sensor and the hyperthermia treatment device, are new products that are not established in any market. Although we have started to market the sensor in Europe, our revenues to date have been minimal - only about $35,000. We cannot market the sensor in the U.S. until we receive FDA approval - and we don't know how much longer that will take. Our hyperthermia treatment device is being used in one hospital, but we won't be able to sell the device until we begin manufacturing. Even when we are able to manufacture and sell these devices, we don't know how long it will be before they become profitable.

     So far, we have already invested over $29 million in various projects, other than our noninvasive glucose sensor, including the ViaCirQ hyperthermia project, the Petrol Rem environmental products, the American Inter-Metallics propellant enhancement project, and a metal-coating project - and we still don't have
any material revenues from any of those projects.   The only
minimal revenue we generated at all has been from the Petrol Rem products, and even that revenue decreased to only about $26,000 for all of 1999, with no new revenues during the first quarter of 2000.

WE FACE SERIOUS COMPETITION, AND WE MAY NOT BE ABLE TO COMPETE
EFFECTIVELY.  IF SOMEONE ELSE DEVELOPS A BETTER PRODUCT BEFORE WE
DO, WE WON'T BE ABLE TO SELL OUR PRODUCTS OR MAKE ANY MONEY.

     The medical device industry and the environmental industry are very competitive. Other companies are developing technologies and devices that will compete with ours. These other companies may be further along in their research and development may be better capitalized, have more sophisticated equipment and expertise and various other competitive advantages compared to us. These other companies may be able to bring their products to market before we are able to enter the market, which would have a serious negative impact on our ability to succeed.

     Many of the large biomedical companies are funding research into noninvasive glucose measurement, and one of them might beat us to the market. Our sensor will also compete against existing finger-prick technology, which is already well established. If we cannot convince diabetics that our device is superior, we will not be able to sell our sensor. Our hyperthermia device is a new technology, which will compete against other, well-established forms of cancer treatment. If we cannot convince the medical community that our product offers superior alternatives, we will not succeed with that device.

OUR PRODUCTS ARE THE TYPE THAT CAN BECOME OBSOLETE, AND NO LONGER
COMPETITIVE.  IF THEY BECOME OBSOLETE, WE CAN'T SELL THEM.

     Both the medical device and environmental industries are subject to rapid technological innovation and change. Although we are not currently aware of any new product or technology that would make our products obsolete, it is always possible. Future technological developments could make our products significantly less competitive or even no longer marketable.

OUR PATENTS ARE IMPORTANT TO US - IF OUR PATENTS ARE CHALLENGED
OR INFRINGED UPON, WE MIGHT NOT BE ABLE TO AFFORD TO FIGHT FOR
THEM.  IF WE CAN'T PROTECT OUR PATENTS, WE WON'T BE ABLE TO SELL
OUR PRODUCTS SUCCESSFULLY.

     We hold patents on many of our products, as well as trademarks on the names of our products and procedures. We try to file patent applications when we believe they are necessary, both in the U.S. and in foreign countries where we seek to do business. However, we cannot assure you that future patents will be granted, or that our existing patents will not be challenged or circumvented by a competitor. If any of our critical patents are challenged, or if someone accuses us of infringing upon their patents, it would be expensive and time-consuming to defend those charges, and our projects could be delayed. Similarly, if someone else infringes upon one of our patents, it would be expensive and distracting for us to challenge them.

     If our patents are challenged or infringed upon, we might not be able to enter the market without a long legal battle to determine which patent has priority. This type of delay and expense would hurt our ability to successfully market our products.

WE ARE DEPENDENT UPON HEALTH INSURANCE REIMBURSEMENT FOR OUR
BIOMEDICAL DEVICES, AND WE MAY NOT BE ABLE TO OBTAIN THAT
REIMBURSEMENT.

     Our biomedical products are subject to the reimbursement policies of insurance companies and Medicare. The doctors and patients who want to use our devices will not be able to pay for them without reimbursement from their health insurance providers. If we are not able to convince those insurance providers that our devices are worth reimbursement, we will not succeed.

WE MAY ACQUIRE COMPANIES THAT ARE NOT PROFITABLE OR WORTH WHAT WE
ORIGINALLY ESTIMATED.

     Our officers and directors have discretion in how to spend the money we raise from this offering. One of the ways they intend to use part of the money is to acquire companies with revenue or with the potential to generate revenue in the short term. We may not find companies that actually generate revenue. We may also acquire companies that do not generate revenue, even though we project that they will. In the past, we have invested in companies that are not worth what we paid for them, and we have lost our investment.

     For example, we purchased a majority interest in a metal-coating company in 1998 - because it did not perform the way we expected, we had to write-off our entire investment, including a $4.4 million writedown in 1999. You should carefully review our financial statements for more detailed information on the
investment and the writedowns.   We cannot guarantee that we will
not make the same mistake in the future.

WE MAY BE DISTRACTED OR SUFFER LOSSES DUE TO LEGAL PROCEEDINGS.

     We are involved in several legal proceedings. Although we cannot project how they will be resolved, you should know that we might suffer losses depending upon the outcome. Our class action lawsuit is still pending, and we may have to pay significant amounts of money if we lose the case, or we settle the case.
Both the Pennsylvania Securities Commission and the U.S. Attorneys' office are investigating us, and we have provided them with the information they requested. We don't know how much longer these investigations will last, and we don't know how they will be resolved. If either one of these investigations results in findings that we, or someone we're responsible for, violated the law, we could suffer significant monetary damages, harm to our reputation, or the loss of the services of key employees. We don't know what those damages might be, but they could include fines or restrictions on how we are allowed to do business in the future.

     These legal proceedings cost us money, mostly in legal fees, that we could be using for our projects. Even if we don't have to pay any money or suffer any other damages as a direct result of these proceedings, you should be aware that we might be distracted from our other responsibilities while we deal with these legal matters, and that distraction could also hurt us.

WHEN WE SELL STOCK OR CONVERTIBLE SECURITES LIKE OUR DEBENTURES
OR PREFERRED STOCK, IT DILUTES OUR EXISTING STOCKHOLDERS.  WE
HAVE ALREADY SUFFERED SIGNIFICANT DILUTION AND WE KNOW THAT IT
WILL CONTINUE.

     Each time we sell and issue stock, it dilutes the holdings of our existing stockholders. Since 1989, and through December 1999, we, along with Diasensor.com, have raised over $137,000,000
in private and public offerings.   We have already issued almost
one billion shares of stock and we plan to issue more, since that's the only way we can survive until - and if - our product sales can support our operations. Dilution occurs when more shares are issued to own the same company - it means that when we issue more stock, our previous stockholders own a smaller piece of our company than they did before the new shares were issued. When we sell stock, or we sell convertible securities like preferred stock or debentures, we have to issue more shares of stock upon the sale or the conversion. We plan to raise more money by selling more stock. You should know that your ownership in our company would continue to be diluted - significantly - each time we sell and issue more stock.

       For example, this chart shows the money we've raised by selling stock and other securities, like debentures, during the last three years, along with the total number of shares outstanding at the end of each year:

        YEAR  FUNDS             NUMBER OF SHARES
              RAISED               OUTSTANDING
                                   AT YEAR END
        1997  $22,300,000         138,583,978
        1998  $10,720,000         420,773,568
        1999  $30,730,000         956,100,496

     You can see that, as we raise more money, the total number of our shares outstanding increases dramatically. As long as we continue to raise money by selling stock - and that is our intention - this dilution will continue.

WHEN WE ISSUE CONVERTIBLE SECURITIES LIKE OUR DEBENTURES OR
PREFERRED STOCK, THE NUMBER OF SHARES WE ISSUE UPON CONVERSION IS
SIGNIFICANTLY DISCOUNTED FROM THE MARKET PRICE.

     One way we raise money is by selling convertible securities, like convertible debentures or convertible preferred stock. Our convertible securities have no minimum conversion price, so if our stock price is low when they are converted, we have to issue
more stock than if our stock price was higher.   Sometimes, our
stock price is rising, so that when the securities are converted, the market price is higher than when we sold the securities - but if our stock price falls, the conversion price is lower than the stock price when we sold the securities.

     Our debentures and preferred stock have minimum holding periods from 90 to 120 days, and are convertible into our common stock at discounts to our market price of 20% and 25%, respectively.

     The following table shows the total amount of our $9.85 million debentures and $5.65 million preferred stock and examples of how many shares of stock we'd have to issue upon conversion depending on the discount and our stock's market price.


               Discount   5-day    Conversion      Number of
      Amount      to      Avg.       Price          Shares
                Market   Market                   Issued Upon
                Price     Price                    Conversion

    $9,850,000   20%      $.20        $.16        61,562,500
    $9,850,000   20%      $.05        $.04       246,250,000
    $5,650,000   25%      $.20        $.15        37,666,667
    $5,650,000   25%      $.05        $.037      152,702,703

     You should know that the lower our stock price, the more shares we have to issue to raise money, and the more shares we have to issue, the more diluted your ownership will become.

BECAUSE WE HAVE SOLD CONVERTIBLE DEBENTURES AND PREFERRED STOCK,
IT COULD HAVE A NEGATIVE IMPACT ON OUR STOCK PRICE.

     In addition the dilution that occurs when we sell convertible securities and they're converted, those conversions can have other negative effects on our stock. If all of the debentures and preferred stock were converted at the same time, the supply of stock for sale would increase dramatically.
Without a corresponding increase in the demand for our stock, our stock price would fall. As the table in the previous risk factor also illustrates, the lower the price, the more shares we have to issue upon conversions. There is no limit on the number of shares to be issued for conversions of either the debentures or the preferred stock.

     For example, as of August 11, 2000, $350,000 in debentures had been converted. The following table shows the market price on the date we sold those debentures, as well as the conversion price. The conversion price is determined based on a five-day average price at the time of conversion, with a 20% discount. We paid the interest on those conversions in cash - if we had paid the interest in shares of our common stock, more stock would have been issued.

      Amount of    Stock Price   Debenture    Number of
      Debenture        on        Conversion     Shares
      Converted     Debenture      Price     Issued Upon
                    Sale Date                 Conversion

     $350,000        $.313         $.152       2,302,632


     Several factors - the timing of conversions; the downward pressure on our stock price; and the additional number of shares needed for conversions with no limit, could separately or in combination cause our stock price to fall significantly - and we don't have any control over them. If we have funds available, our only option might be to redeem some of the debentures or the preferred stock, but we may not be able to do so, or we might not be able to redeem enough in time to make a difference.

OUR COMPANY AND ITS AFFILIATES ARE SUBJECT TO CONFLICTS OF
INTEREST.

     David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling are employed by BICO, and are also officers and/or directors of our affiliates and subsidiaries, Diasensor.com, Inc., Petrol Rem, Inc. and ViaCirQ, Inc. These men are subject to competing demands and may face conflicts of interest. The good faith and integrity of these members of management is of utmost importance to our business and operations.

     BICO owns 52% of Diasensor.com; 75% of Petrol Rem and 99% of
ViaCirQ.  All of those officers own stock or warrants
Diasensor.com, Petrol Rem, or ViaCirQ:

          Diasensor.com - Mr. Cooper owns 22,000 shares of stock and warrants to purchase 1,680,045 shares at $.50 to $1 per share; Mr. Purdy owns 32,000 shares of stock and warrants to purchase 1,556,250 shares at $.50 to $1 per share; Mr. Feola owns 20,000 shares of stock and warrants to purchase 1 million shares at $.50 per share; and Mr. Keeling owns 100,000 shares of stock and warrants to purchase 200,000 shares at $.50 per share.

          Petrol Rem - Mssrs. Cooper and Feola own warrants to purchase 1 million shares of stock at $.10 per share; Mr. Purdy owns warrants to purchase 700,000 shares of stock at $.10 per share; and Mr. Keeling owns warrants to purchase 500,000 shares of stock at $.10 per share.

          ViaCirQ - Mr. Cooper owns warrants to purchase 1 million shares of stock at $.10 per share; Mssrs. Purdy, Feola and Keeling each own warrants to purchase 750,000 shares of stock at $.10 per share.

     Conflicts of interest could arise if one or more of our officers act in a way that benefits them and hurts BICO or another one of our subsidiaries. To protect ourselves, we require that any action that benefits any individual executive officer or director of any of our companies has to be approved by a majority of the disinterested directors. We also make sure that each of our boards of directors includes outside directors - people who are not employees - and those outside directors must approve any action that might present a conflict. For example, if BICO issues warrants or loans money to Mssrs. Cooper, Feola or Keeling, who are BICO directors, BICO's other disinterested directors, including the outside directors, must approve the warrants or loans first. The same policy applies to Diasensor.com, Petrol Rem and ViaCirQ. We believe this policy helps avoid conflicts that could hurt us.

WE DEPEND ON OUR KEY OFFICERS, AND WE WOULD SUFFER IF THEY LEFT.

     We are dependent upon our key officers, David L. Purdy, the president and CEO of our Biocontrol Technology division; and Fred
E. Cooper, our CEO. We do not have any key-man life insurance on these men, and our business would suffer if they left for any reason.

WE ARE DEPENDENT UPON EMPLOYEES AND INDEPENDENT CONTRACTORS WHO
ARE DIFFICULT TO REPLACE.

     Because we are developing new technologies, devices and engineering methods, we depend on certain employees and independent contractors who may not devote their full-time efforts to our operations. We depend on some of our employees who have a specific expertise that is not common. We also need independent contractors to assist us in areas where our employees do not have the necessary expertise. If we lose the services of any of these employees or independent contractors and are unable to replace them, our business could suffer.

WE SOMETIMES NEED SUPPLIERS AND PARTS THAT ARE DIFFICULT TO FIND.

     Our products involve designs that are new, and we often need to have component parts fabricated especially for our experimentation, testing and development. Suppliers for these parts are not always readily available, or available at all, so we have to create the parts in-house. This can result in delays in our development - so far, these delays have not been material
- but we cannot assure you that they won't be material in the future. If we are unable to obtain a supplier or create the necessary parts ourselves, we have to redesign the product, which also results in significant delays. Although we try to minimize our dependence on custom parts when we design products, unforeseeable problems can arise which negatively affect our operations.

WE HAVE LIMITED COMMERCIAL MANUFACTURING EXPERIENCE, WHICH MAKES
IT HARDER FOR US TO COMPETE WITH MORE EXPERIENCED MANUFACTURERS.

     We have a contractual duty to manufacture our medical devices. We have leased space, which has been modified, for our manufacturing needs, but our current management team has limited experience with large-scale commercial manufacturing. If we are not able to hire the right people, or to provide manufacturing expertise ourselves, we will not be able to successfully manufacture our biomedical devices, even if they are approved for sale in the U.S., or even if we are able to make sales.

WE CANNOT SELL PRODUCTS WITHOUT GOVERNMENT APPROVAL.  WE HAVE
BEEN, AND CONTINUE TO BE, INVOLVED IN A LONG, EXPENSIVE
GOVERNMENTAL APPROVAL PROCESS THAT WE MUST COMPLETE BEFORE WE CAN
SELL OUR PRODUCTS.

     The Food and Drug Administration and other federal and state agencies control many of our products. FDA approval is necessary to market our biomedical products in the U.S. If we do not get approval, we cannot sell our products in the U.S.

     We are currently preparing a set of clinical trials for our noninvasive glucose sensor - these trials will last approximately nine months, and we hope to have FDA approval once the trials are completed and the results are submitted. We have suffered significant delays in the FDA approval in the past - those delays
occurred for several reasons, including the following.   The FDA
did not give us a decision on the 510(k) Notification we submitted in 1994 until 1996. In 1996, after the FDA's panel refused to approve our submission, the FDA told us to make a different filing, on a PreMarket Approval Application - known as a PMA. Rather than immediately pursue the PMA, we decided to focus on getting certification to sell our sensor in Europe, which we completed in June 1998. We had serious cash flow problems in 1998, and it delayed all of our projects further. Late in 1998 and early 1999, we started the PMA process. We filed the first module of our PMA in May 1999 and the second module in May 2000. The FDA asked for more information in September 1999, and we responded. Then, in November 1999, the FDA asked for additional information. We finished compiling all that additional information, and in July 2000 we submitted an Investigational Device Exemption to the FDA that included the protocol for our clinical trials. An Investigational Device Exemption is a request to the FDA for approval to conduct clinical trials on a device that is not FDA-approved. We still don't know whether the FDA will be satisfied with this additional information and the protocol for our clinical trials, and the FDA could come back and ask us for more information, which would cause more delays.

     Once the FDA has accepted our information, we will begin our clinical trials. We are working with outside biomedical consultants to help us obtain FDA approval following these clinical trials; however, we cannot assure you when or if that will happen.

IF WE ARE HIT WITH PRODUCT LIABILITY CLAIMS THAT EXCEED OUR
INSURANCE, WE WILL HAVE TO PAY THE EXCESS.

     We don't have any current product liability claims against us, but we are engaged in activities that involve testing and selling biomedical devices. These kinds of activities expose us to product liability claims. We currently have $1,000,000 in product liability insurance. If a claim against us is successful and exceeds that amount, we could be liable for the balance.


                 RISKS RELATED TO THIS OFFERING


OUR COMMON STOCK MAY BE VOLITILE, WE DO NOT TRADE ON AN
ESTABLISHED STOCK EXCHANGE, AND YOU MAY NOT BE ABLE TO SELL YOUR
STOCK AT OR ABOVE YOUR PURCHASE PRICE.

     Our stock currently trades on the electronic bulletin board, which is not a formal stock exchange. As a result, it may be more difficult to obtain trading information than if our stock still traded on the Nasdaq. Because our stock price did not meet the Nasdaq Small-Cap market requirements implemented in 1998, we were delisted and we're no longer able to trade there. Although we have maintained acceptable trading volume since we left Nasdaq, we cannot assure you that our trading volume will continue. As a result, you may be unable to sell your stock when you want to sell it. In addition, our stock price has fluctuated significantly, and you may not be able to sell your stock at or above your purchase price when you are ready to sell.

OUR  STOCK  IS  CONSIDERED  PENNY  STOCK,  SO  IT'S  SUBJECT   TO
REGULATIONS  THAT COULD MAKE IT MORE DIFFICULT FOR  YOU  TO  SELL
YOUR STOCK.

   Our stock is considered penny stock because of its low price. The penny stock low-priced securities regulations could affect the way you sell your stock, and the way our stock is sold. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock.

   The regulations may have the effect of discouraging brokers from trading our stock. For example, brokers selling our stock have to obtain a written agreement from the purchaser and determine that our stock is a suitable investment for that purchaser. Many brokers will not want to bother with those requirements, so they won't sell our stock, and that could reduce the level of trading activity, making it more difficult for you to sell your stock.


THE VOLATILITY OF OUR COMMON STOCK COULD EXPOSE US TO SECURITIES
LITIGATION.

     In the past, following periods of volatility in the market price of a company's securities, securities class action suits have been filed. Due to the historic volatility of our common stock, we may be particularly susceptible to this kind of litigation. If it were to happen to us, the litigation would be expensive and would divert our management's attention from business operations. Any litigation that resulted in a finding of liability against us would adversely affect our business, prospects and financial condition, along with the price of our stock. We have already been the subjects of one class action lawsuit, which was filed in 1996. This lawsuit was filed in connection with the disclosures surrounding our 1996 FDA panel review, and was also related to the corresponding decline in our stock price - from approximately $3.56 at the beginning of 1996 to approximately $0.94 at the end of 1996.

INVESTORS WILL INCUR IMMEDIATE DILUTION.

     The price of our stock in this offering will be significantly higher than its book value per share. If you buy our stock in this offering, you will suffer an immediate and substantial dilution in the net tangible book value per share from the price you pay for the stock. For example, assuming you pay $.16 per share for our stock in this offering, and all of the stock offered is sold, you will experience a net tangible book value dilution of $.12 per share. We also have a large number of outstanding warrants to purchase our common stock with prices below the estimated offering price of our stock. To the extent those warrants are exercised, additional dilution will occur. Please review the section captioned Dilution for more detailed information.

OUR MANAGEMENT HAS BROAD DISCRETION IN SPENDING THE PROCEEDS OF
THIS OFFERING, AND MAY DO SO IN WAYS WITH WHICH OUR STOCKHOLDERS
DISAGREE.

     When our stockholders approved the authorization of additional shares of stock, they gave our management broad discretion in how to spend the proceeds of stock sales. Our management is limited only to using proceeds to fund our existing or related projects, to acquire other companies with revenues or short-term revenue generating potential and for general corporate purposes, including working capital. We have not yet determined how all of the proceeds will be used. Consequently, our board of directors and management will have significant flexibility in using the proceeds of this offering. Because of the number and variety of factors that determine our use of proceeds, we cannot assure you that the uses will not vary from our current plans, or that all our stockholders will agree with the uses we choose. Please review the section captioned Use of Proceeds for more information on this topic.


THE WAY WE SELL AND ISSUE STOCK COULD HAVE AN ANTI-TAKEOVER
EFFECT.

     We sold convertible preferred stock and convertible debentures and we intend to sell stock in this offering. When we issue those additional shares of common stock, either from conversions of preferred stock or debentures, or from sales of stock, the stock could be used to oppose or delay a hostile takeover attempt or delay or prevent changes in control or in our management. For example, without further stockholder approval, our board of directors could strategically sell stock to purchasers who would oppose a takeover or a change in our management. Although our sales of stock are based on our business and financial needs, and not on the threat of a takeover, you should be aware that it could have an anti-takeover effect. We are not aware of any takeover attempts, but if a takeover was proposed, it could mean you might be offered a premium for your stock over the market price - but the way we issue and sell our stock could discourage a takeover attempt.

               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-34322; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     This prospectus omits certain information that is contained either in the full registration statement, including exhibits, on Form S-3, or in the reports we file with the SEC. Our most recent financial statements and other information regarding our operations can be found in the reports listed below, and you should review those reports along with this prospectus.

           OTHER IMPORTANT DOCUMENTS YOU SHOULD REVIEW

     Our latest financial statements, as well as other important information, are contained in the following documents, all of
which are incorporated by reference to this prospectus.    The
SEC allows us to disclose important information to you by referring to other documents. We are also permitted to include the following reports, which have been filed with the SEC, as well as the reports we file with the SEC in the future, as part of this prospectus, without copying the reports into the
prospectus.  This is known as incorporation by reference.    The
following documents are incorporated by reference:

   (a) Our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999.
   (b)  Our Quarterly Report on Form 10-Q for the quarter ended
        March 31, 2000.
   (c)  Our Form 8-Ks filed on the following dates:
        a. Form 8-K filed May 17, 2000 for the event dated May 11, 2000
        b. Form 8-K filed May 22, 2000 for the event dated May 22, 2000
        c. Form 8-K filed June 2, 2000 for the event dated June 2, 2000
        d. Form 8-K filed June 5, 2000 for the event dated June 5, 2000

     As long as this prospectus remains effective, all of our subsequent filings with the SEC will also be incorporated by reference.

     We will send you a copy of these documents if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.

     Until 90 days after the effective date of this prospectus,
all dealers effecting transactions in the    registered
securities, whether or not participating in this distribution,
may be required to deliver a   prospectus.   This is in addition
to the obligation of dealers to deliver a prospectus when acting
as    underwriters and with respect to their unsold allotments or subscriptions.



                         USE OF PROCEEDS

     We plan to sell the 313,000,000 shares of common stock in this offering continuously on a best efforts, no minimum basis. This means that we will sell stock from time to time, and we have no guarantees that we will be able to sell any stock. We will keep all the proceeds from stock sales, regardless of how many shares we sell. We do not have an underwriter helping us sell stock, but we may use brokers or other agents to help us sell stock, and we will pay them if they are successful. We may not receive any proceeds from this offering, and if we do receive any proceeds, we plan to use the money immediately. We cannot assure you that we will be able to raise enough money to fund any of our projects, or to keep us operating for any length of time.

     We will use the initial proceeds we receive both to continue the development of our noninvasive glucose sensor and our hyperthermia product, for inventory build-up and to satisfy general working capital requirements. If we sell less than the total 313 million shares, we'll use the money first for salaries of employees, general and administrative and legal expenses, then to fund our projects. The amount we spend on our biomedical products - the noninvasive glucose sensor and the hyperthermia project - will depend on the length of time it takes to get FDA approval and the progress of our development.

     The maximum gross proceeds we could receive from selling the 313 million shares, assuming a price of $.16 per share, would be $50,080,000, which excludes commissions, which we expect to be around 10%. If we can't sell any stock, or we raise significantly less than $50 million - like only $5 million - we might not be able to continue operating after March 2001, and we'd have to stop work on all our projects.

     Depending upon the actual price of the stock we sell in this offering, we may not have sufficient funds to complete the development of any of our products and to satisfy our working capital requirements. If the net proceeds of this offering are insufficient at any given time, we will have to seek additional financing. We cannot assure you that we will be able to obtain additional financing on acceptable terms when we need the funds. If we can't raise additional capital, we would have to cease operations.

     If we raise enough money to continue our existing projects, including the noninvasive glucose sensor, the hyperthermia project, our environmental products, we will use some proceeds from this offering to acquire other companies that are related to our existing projects or have revenue. Because our products have taken longer to reach the market than we hoped and planned, we may acquire companies in order to obtain revenue. These other companies may or may not be related to our existing operations, and may have revenue-generating potential rather than historical revenue.

     We expect to use any remainder of the net proceeds from this offering for general corporate purposes, including working capital and administrative expenses, but we don't currently have a specific plan for all of the proceeds. As a result, our management and board of directors will have broad discretion to allocate the proceeds from this offering. Pending those uses, we intend to invest the net proceeds from this offering in short term, investment grade, interest-bearing investments.


                            DILUTION

     This section addresses the dilution of the 313,000,000 shares we are selling - you need to know that if you buy our stock, your investment will suffer immediate dilution.

     As of March 31, 2000, our common stock had a net tangible book value of $2,012,112 or $.002 per share based upon
960,514,996 shares outstanding.   Net tangible book value per
share is   determined by dividing the number of shares of common
stock outstanding into our total tangible assets less total liabilities and preferred stock.

     If we sell all 313 million shares from this offering at a price of $.16 per share, the net tangible book value, using March 31, 2000 figures, would increase to $46,583,312, or approximately $.036 per share as of March 31, 2000. We computed these figures based on an assumed offering price of $.16 per share, which may not be the offering price, and assuming the deduction of all offering expenses, including a ten percent commission or fee on all sales. Making those assumptions, the net tangible book value per share will have increased $.034 per share to our existing stockholders, and decreased by approximately $.124 per share to the investors who purchase stock in this offering.

     Dilution represents the difference between the offering
price and the net tangible book value per share   immediately
after the completion of the offering.    Dilution arises from our
arbitrary decision as to the offering price per share. Dilution of the value of the shares purchased by the investors in this offering will also be due to the far lower book value of the shares presently outstanding, and in part to expenses incurred in connection with the offering. In the table set forth below, no attempt was made to determine the dilutive effect of the exercise of outstanding warrants. Because this is a best efforts offering, and we do not know how many shares we will sell, we set up the table showing the dilution that will occur if 100%, 50% and 10% of the total 313 million shares are sold. The following table illustrates this dilution, rounding off the nearest thousandth of a cent:


ASSUMING:                  100%-313,000,000   50%-156,500,000    10%-31,300,000
                            SHARES / SOLD      SHARES / SOLD     SHARES / SOLD

Offering Price Per Share        $0.160            $0.160            $0.160

Net Tangible Book Value Per
 Share Before Offering          $ .002            $ .002            $ .002

Increase Per Share Attributable
  to Payment by Investors       $ .034            $ .020            $ .004

Net Tangible Book Value
  Per Share After Offering      $ .036            $ .022            $ .006

Dilution Per Share to
  Investors                     $0.124            $0.138            $0.154

                         CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000 and December 31, 1999. The March 31, 2000 information is taken from our unaudited financial statements, copies of which are incorporated by reference from our Form 10-Q for the quarter ended March 31, 2000. The December 31, 1999 information is taken from our audited financial statements, copies of which are incorporated by reference from our Form 10-K/A for the year ended December 31, 1999.



                                       March 31,         December
                                         2000            31, 1999
                                          (1)               (1)
      Stockholders' Equity

      Common Stock, par value
      $.10 per share; authorized
      1,700,000,000 shares; shares
      issued and outstanding:       $  96,051,500     $  95,610,050
      960,514,996 at March 31,
      2000 and 956,100,496
      at December 31, 1999

      Series F 4% convertible
      preferred stock, par value
      $10 per share, issued and         3,418,259           720,000
      outstanding 452,000 at
      March 31, 2000 and 72,000
      at December 31, 1999

      Additional paid-in capital       90,694,479        85,608,193

      Warrants                          6,673,878         6,791,161

      Accumulated Deficit            (190,306,004)     (181,174,459)
                                     -------------     -------------
      Total Capitalization          $   6,532,112     $   7,554,945
                                     =============     =============



                                             March 31, 2000   December 31, 1999
(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.05 to $4.03 per share,
    expiring through 2004.                       27,476,162      29,896,662



     The following table sets forth our capitalization as of December 31, 1999 and 1998, and is made up of the figures taken from our audited financial statements, copies of which are incorporated by reference from our Form 10-K/A for the year ended December 31, 1999 which included a qualification regarding our ability to continue as a going concern.


                               December 31, 1999           December 31, 1998
                                       (1)                          (1)
Stockholders' Equity

Common  Stock, par  value
$.10 per share; authorized
975,000,000 shares; shares
issued and outstanding:          $  95,610,050                $  42,077,357
956,100,496 at
December 31, 1999 and
420,773,568 at
December 31, 1998

Series F 4% convertible
preferred stock, par value
$10 per share, issued and              720,000                            0
outstanding 72,000 at
December 31, 1999 and none
at December 31, 1998

Additional paid-in capital          85,608,192                   92,725,285

Note receivable issued
for common stock-related                     0                      (25,000)
party (Note L)

Warrants                             6,791,161                    6,396,994

Accumulated Deficit               (181,174,458)                (143,101,880)
                                  -------------                -------------
Total Capitalization             $   7,554,945               ($   1,927,244)
  (Deficiency)                    =============                =============


                                        December 31, 1999      December 31, 1998
(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.05 to $4.03 per share,
    expiring 1998 through 2004.             29,896,662              7,831,662


Note: In February 2000, our stockholders approved an increase  in the  number  of  authorized shares of our  common  stock  to  1.7 billion shares.

                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board under the symbol "BICO". On August 10, 2000, the closing bid price for our common stock was $.17. The following table sets forth the high and low bid prices for our common stock during the calendar periods indicated, through June 30, 2000. Because our stock trades on the electronic bulletin board, you should know that these stock price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and they may not necessarily represent actual transactions.

Calendar Year                      High            Low
and Quarter

1997            First Quarter    $1.500          $ .625
                Second Quarter   $1.000          $ .3125
                Third Quarter    $ .719          $ .3125
                Fourth Quarter   $. 406          $ .0937

1998            First Quarter    $ .250          $ .0937
                Second Quarter   $ .1875         $ .0313
                Third Quarter    $ .359          $ .0313
                Fourth Quarter   $ .126          $ .049

1999            First Quarter    $ .084          $ .049
                Second Quarter   $ .340          $ .048
                Third Quarter    $ .125          $ .070
                Fourth Quarter   $ .099          $ .050

2000            First Quarter    $1.050          $.051
                Second Quarter   $.400           $.160

We have approximately 80,000 holders, including those who hold in street name, of our common stock, and 20 holders of our preferred stock.


                    DESCRIPTION OF SECURITIES

   Our authorized capital currently consists of 1,700,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

   Preferred Stock

   Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock. In December 1999, our board of directors authorized the creation of a Series F convertible preferred stock. As of August 11, 2000 we had 452,000 shares of our preferred stock outstanding, and we raised a gross total of $5,085,000 from selling our preferred stock.

   Our Series F Convertible Preferred Stock is not secured by any of our assets, and it is convertible by its holders beginning 120 days from issuance. Our preferred stock can be converted to our common stock at a price that is determined by computing 75% of the average closing bid price for the four days prior to and the day of conversion - or a 25% discount to a five-day average trading price. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our preferred stock is converted - there is no limit on the number of shares of our common stock that our preferred stock can be converted into. This means that, if our stock price is low, the preferred stockholders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We can redeem our preferred stock. You should carefully review our Risk Factors section for more risks associated with our preferred stock, and the impact of conversions on your stock.

   Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. All of our outstanding shares of common stock are, and the shares of common stock to be sold in this offering will be, fully paid and nonassessable. As of June 30, 2000, there were 962,825,628 shares of our common stock outstanding.

   Dividends

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

   Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our Board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our Board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Subordinated Convertible Debentures

   We issued subordinated convertible debentures that have a one-year term and are due in 2001. The debentures earn interest at 4% and are convertible into shares of common stock. As of August 11, 2000, we had $9,500,000 in subordinated debentures outstanding. We raised a gross amount of $9,850,000 from the sale of our debentures, $350,000 of those debentures were converted at a price of $.152 per share during May 2000.

   Our debentures are not secured by any of our assets, and are subordinate to our corporate debt, except for related-party debt. The debentures are convertible beginning 90 days from issuance. Our debentures can be converted to our common stock at a price that is determined by computing 80% of the average closing bid price for the four days prior to and the day of conversion - or a 20% discount to a five-day average trading price. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our debentures are converted - there is no limit on the number of shares of our common stock that our debentures can be converted into. This means that, if our stock price is low, the debenture holders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We can redeem our debentures. You should carefully review our Risk Factors section for more information on the risks associated with our debentures and the impact of debenture conversions on your stock.

Employment Agreement Provisions Related to Changes in Control

   We have employment agreements with Fred E. Cooper, David L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The agreements provide that in the event of a "change of control", we must: issue to Mr. Cooper and Mr. Purdy shares of common stock equal to 5%; issue to Mr. Feola 4%; issue to Mr. Keeling 3%; and issue to the two non-executive officer employees 2% each of our outstanding shares of common stock. For purposes of these agreements, a change of control is deemed to occur: when 20% or more of our outstanding voting stock is acquired by any person; when one-third or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

  Warrants

     As of June 30, 2000, we had outstanding warrants to purchase 28,271,162 shares of our common stock. These warrants have exercise prices ranging from $.06 to $4.03 per share and expiration dates through April 26, 2005, and are held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants.

   Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

Transfer Agent

   Chase-Mellon Shareholder Services in New York, New York acts as our Registrar and Transfer Agent for our common stock. We act as our own registrar and transfer agent for our preferred stock and warrants.

                      PLAN OF DISTRIBUTION

   This is a best-efforts offering, and we will not be working with any underwriter on this offering. We may sell the shares of common stock from time to time in one or more transactions at a
price of $.16 per share.    We may sell this stock directly, or
we may hire brokers or other licensed agents to sell it for us, in which case we will give them some consideration, which could take the form of a commission or other payment, and will not
exceed 10%.   If we sell the stock directly, our officers will
make the sales by using this prospectus, and we won't pay them anything extra for selling our stock.

   Any broker-dealers participating in the sale of our stock may be considered underwriters within the meaning of section 2(11) the Securities Act of 1933. Particularly if they act as principals, any commissions or profits received by broker-dealers from the sale of our stock may be considered underwriting compensation under the Securities Act. If anyone who participates in this offering is deemed to be an underwriter, then any consideration received may be deemed to be underwriting discounts or commissions under the federal securities laws.

   If we make a particular offer that triggers certain securities law filing requirements, we will file a supplement to this prospectus that sets forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the shares and any discounts, commissions or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

   In order to comply with the securities laws of certain jurisdictions, we may be required to sell stock only through registered or licensed brokers or dealers. In addition, we may not be able to sell any stock in certain states unless we register the stock in those states or otherwise comply with applicable state securities laws by exemption, qualification or otherwise.


                 SHARES ELIGIBLE FOR FUTURE SALE

   As long as this registration statement remains effective with the SEC and we remain current in our SEC filings, the shares will be freely transferable without restriction or further registration unless they are acquired by one of our affiliates. Affiliates generally include our officers and directors and any other person or entity that controls, is controlled by, or is under common control of BICO. Any affiliates who acquire stock from this offering will continue to be subject to the volume restrictions of Rule 144, as we describe below.

   In general, under Rule 144 as currently in effect, our affiliates and any person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least two years would be entitled to sell within any three-month period a number of shares which does not exceed the greater of:
1% of the then outstanding shares of our common stock; or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Rule 144 also requires those sales to be placed through a broker or with a market maker on an unsolicited basis and requires that there be adequate current public information available concerning our company. A person who is deemed not to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned restricted shares for at least one year, would be entitled to sell such shares under Rule 144(k) without regard to any of the limitations discussed above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restriction or registration under the 1933 Act, unless thereafter held by an affiliate.

  We can't make any predictions as to the effect that sales of our common stock or the availability of shares for sale will have on the market price of our common stock. Nevertheless, sales of any substantial amounts of common stock in the public market will probably adversely affect the prevailing market price.

                        LEGAL PROCEEDINGS

     During April 1998, we, along with our corporate affiliates, were served with subpoenas by the U.S. Attorneys' office for the U.S. District Court for the Western District of Pennsylvania. The subpoenas requested certain corporate, financial and scientific documents and we continue to provide documents in response to their requests.

     On April 30,1996, a class action lawsuit was filed against us, Diasensor.com and our individual officers and directors. The suit, captioned Walsingham v. Biocontrol Technology, et al., has been certified as a class action, and is pending in the U.S. District Court for the Western District of Pennsylvania. The suit alleges misleading disclosures in connection with the noninvasive glucose sensor and other related activities. By mutual agreement of the parties, the suit remains in the pre-trial pleading stage, and we are unable to determine the outcome or its impact upon our operations at this time.

     In April 1996, the Pennsylvania Securities Commission commenced a private investigation into Diasensor.com's sales of its common stock pursuant to its public offering in an effort to determine whether any sales were made improperly to Pennsylvania residents. We have been cooperating fully with the state and we provided all of the information they requested. As of the date of this document, no determinations had been made, and no orders have been issued.

     We leased space in two locations in Indiana County for our manufacturing facilities. We are still using one space, which we have upgraded with leasehold improvements. The other space, which we had leased as expansion space, was the subject of a judgment proceeding. We gave up possession of the expansion space in Indiana County in response to the filing of such judgment for nonpayment of lease fees. In return for possession of the space, the leaseholder agreed not to pursue any action against us on the judgment.


             INTERESTS OF NAMED EXPERTS AND COUNSEL

     Sweeney & Associates, P.C. of Pittsburgh, PA, our securities counsel, will pass on the validity of the shares in this offering. Thomas E. Sweeney, Jr., Esq., a former partner, currently holds approximately 20,000 shares of our common stock and warrants to purchase the following shares of Diasensor.com, Inc., one of our affiliates: 40,000 shares at $.50 per share until October 23, 2000 and 60,000 shares at $1.00 per share until January 6, 2003.


                             EXPERTS

   Our consolidated financial statements as of December 31, 1999,
1998 and 1997, all of which included an explanatory   paragraph
referring to an uncertainty regarding our ability to continue as a going concern, incorporated by reference in this prospectus, have been audited by Thompson Dugan, independent certified public accountants, as stated in their report appearing in our Form 10-K/A for the year ended December 31, 1999 and has been included in reliance upon that report given upon the authority of that firm as experts in auditing and accounting.



No dealer, salesman or other
person has been authorized to give
any information or to make any
representation other than those
contained in this prospectus and
you may not rely upon that
information.  Neither the delivery
of this prospectus nor any sale
made hereunder shall, under any
circumstances, create any
implication that there has been no
change in our affairs or
operations since the date of this
prospectus.  This prospectus does
not constitute an offer to sell or             313,000,000 Shares
solicitation of an offer to buy
any securities offered in any
jurisdiction in which such offer
or solicitation is not qualified
to do so or to anyone to whom it
is unlawful to make such offer or
solicitation.                                      BICO, INC.
      __________________________

TABLE OF CONTENTS             Page
                                                  Common Stock

About BICO                      3
Risk Factors                    6              ____________________
Prospectus Delivery
Requirements                    15             P R O S P E C T U S
Other Important Documents                      ____________________
 You Should Review              15
Use of Proceeds                 16                 August 14, 2000
Dilution                        17
Capitalization                  18
Market Price for Common Stock   19
Description of Securities       20
Plan of Distribution            22
Shares Eligible for Future Sale 23
Legal Proceedings               23
Interests of Named
Experts and Counsel             24
Experts                         24






                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS
              EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following sets forth BICO's estimated expenses incurred in connection with the issuance and distribution of the securities described in the prospectus other than underwriting discounts and commissions:

      Printing and Copying           $ 2,500
      Legal Fees                      20,000
      SEC Registration Fees           70,890
      Accounting Fees                  5,000
                                     -------
       Total                         $98,390

     INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Except as set forth herein, BICO has no provisions for the indemnification of its officers, directors or control persons. David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn
Keeling have    employment contracts, which include
indemnification provisions, which indemnify them to the extent permitted by law. BICO and its affiliates Diasensor.com, Inc., Coraflex, Inc., Petrol Rem, Inc., and ViaCirQ, formerly IDT, Inc. are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and if he had no reason to
believe that his conduct was unlawful,  except    that no
indemnification is permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation, unless otherwise permitted by a court of competent jurisdiction.

   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions,
the registrant has been    informed that in the opinion of the
Commission such indemnification is against public policy as
expressed in    the 1933 Act and is therefore unenforceable.   In
the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                          UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i)  To include any prospectus required by
                        Section 10(a)(3) of the Securities Act of 1933;
                  (ii)  To reflect in the prospectus any facts
                        or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
                 (iii)  To include any material information
                        with respect to the plan of distribution not previously disclosed in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


                          EXHIBIT TABLE
Exhibit

                                                        Sequential Page No.

3.1(4)   Articles of Incorp. as filed March 20, 1972...           N/A

3.2(4)   Amendment to Articles filed May 8,1972......             N/A

3.3(4)   Restated Articles filed June 19,1975.........            N/A

3.4(4)   Amendment to Articles filed February 4,1980..            N/A

3.5(4)   Amendment to Articles filed March 17,1981....            N/A

3.6(4)   Amendment to Articles filed January 27,1982..            N/A

3.7(4)   Amendment to Articles filed November 22,1982.            N/A

3.8(4)   Amendment to Articles filed October 30,1985..            N/A

3.9(4)   Amendment to Articles filed October 30,1986.             N/A

3.10(4)  By-Laws......................................            N/A

3.11(5)  Amendment to Articles filed December 28,1992.            N/A

3.12(8)  Amendment to Articles filed February 7, 2000             N/A

5.1      Legal Opinion of Sweeney & Associates  P.C               33

10.1(1)  Manufacturing Agreement......................            N/A

10.2(1)  Research and Development Agreement...........            N/A

10.3(1)  Termination Agreement........................            N/A

10.4(1)  Purchase Agreement...........................            N/A

10.5(2)  Sublicensing Agreement and Amendments........            N/A

10.6(3)  Lease Agreement with 300 Indian Springs
         Partnership..................................            N/A

10.7(4)  Lease Agreement with Indiana County..........            N/A

10.8(5)  First  Amendment to Purchase  Agreement dated
         December 8, 1992.............................            N/A

10.9(6)  Fred E. Cooper Employment Agreement dated
         11/1/94......................................            N/A

10.10(6) David L. Purdy Employment Agreement  dated
         11/1/94......................................            N/A

10.11(6) Anthony J. Feola Employment Agreement  dated
         11/1/94......................................            N/A

10.12(6) Glenn  Keeling  Employment  Agreement  dated
         11/1/94......................................            N/A

10.13(9) David L. Purdy resignation as a director
         letter dated 6/1/00..........................            N/A

16.1(7)  Disclosure and Letter Regarding  Change in
         Certifying Accountants dated 1/25/95.........            N/A

24.1     Consents of Thompson Dugan, Independent
         Certified Public Accountants.................            35

24.2     Consent of Counsel Included in Exhibit
         5.1 above)...................................            33

25.1     Power of Attorney of Fred E. Cooper
         (included under "Signatures")................            32

   (1) Incorporated by reference from Exhibit with this title filed with the Company's Form 10-K for the year ended
       December 31, 1991

   (2) Incorporated by reference from Exhibit with this title to Form 8-K dated May 3, 1991

   (3) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1990

   (4) Incorporated by reference from Exhibits with this title to Registration Statement on Form S-1 filed on December 1, 1992

   (5) Incorporated by reference from Exhibits with this title to Amendment No. 1 to Registration Statement on Form S-1 filed on February 8, 1993

   (6) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1994

   (7) Incorporated by reference from Exhibit with this title to Form 8-K dated January 25, 1995

   (8) Incorporated by reference from Exhibit with this title to Form 10-K dated March 27, 2000

   (9) Incorporated by reference from Exhibit with this title to Form 8-K dated June 2, 2000

                                                      Exhibit 25.1
                           SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned on August 14, 2000.

                                   BICO, INC.



                                   ________________________________
                                   By:/s/ Fred E. Cooper
                                   Fred E. Cooper, director,
                                   CEO, principal executive
                                   officer, principal financial
                                   officer, and principal
                                   accounting officer

                        POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fred E. Cooper his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any
and all capacities, to sign any and all   amendments, including
post-effective amendments, to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

  Signature                   Title                     Date

/s/ Anthony J. Feola          senior vice president     August 14, 2000
    Anthony J. Feola          director

/s/ Glenn Keeling             director                  August 14, 2000
    Glenn Keeling

/s/ Paul Stagg                director                  August 14, 2000
    Paul Stagg

/s/ Stan Cottrell             director                  August 14, 2000
    Stan Cottrell

                                                  Exhibit 5.1

                   SWEENEY & ASSOCIATES, P.C.
                        ATTORNEYS AT LAW

          7300 PENN AVENUE    TELEPHONE (412) 731-1000
        PITTSBURGH, PA  15208    FACSIMILE (412) 731-9190


                         August 14, 2000


To the Board of Directors
BICO, Inc.
2275 Swallow Hill Road
Building 2500; 2nd Floor
Pittsburgh, PA  15220

Gentlemen:

     We have examined the corporate records and proceedings of BICO, Inc, a Pennsylvania corporation (the "Company"), with respect to:

     The organization of the Company;

The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, of all the present outstanding and issued common stock of the Company; and

The legal sufficiency of all corporate proceedings of the Company, taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, when issued, of shares of the Company's common stock (the "Shares"), to be issued by the Company covered by this amended registration statement (hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission August 14, 2000, file number 333-31962 (in connection with which Registration Statement this opinion is rendered.)

     We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion:

          (a) That the Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania;

          (b)  That the Company is authorized to have outstanding
               1,700,000,000 shares of common stock of which 962,825,628 shares of common stock were outstanding as of June 30, 2000;

          (c) That the Company has taken all necessary and required corporate proceeding in connection with the creation and issuance of the said presently issued and outstanding shares of common stock and that all of said stock so issued and outstanding has been validly issued, is fully paid and non-assessable, and is in proper form and valid;

          (d) That when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, after a request for acceleration by the Company, and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration Statement, and in the prospectus, which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares, and (2) to the filing of this opinion as Exhibit 5.1 of the Registration Statement.


                              Sincerely,


                              Sweeney & Associates, P.C.




                                                       Exhibit 24.1


       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 24, 2000, except for Note Q as to which the date was May 24, 2000, accompanying the consolidated financial statements of BICO, Inc. and subsidiaries appearing in the 1999 Annual Report on Form 10-K/A for the year ended December 31, 1999, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name, as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph, which discusses going concern considerations as to BICO, Inc.


/s/ Thompson Dugan

Pittsburgh, Pennsylvania

August 14, 2000